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                                                           SEC FILE NUMBER
                                                               33-23617

                                                             CUSIP NUMBER
                                                              5766 78 205

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                   -----------

                           NOTIFICATION OF LATE FILING

(Check one):  [X] Form 10-K  [ ] Form 20-K  [ ] Form 10-Q  [ ] Form N-SAR

     For Period Ended:      December 31, 2003
                       -------------------------------------------

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-K
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR
     For the Transition Period Ended:
                                     ----------------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
                      -------------------------------------

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                      -------------------------------------


PART I -- REGISTRANT INFORMATION
--------------------------------


Material Technologies, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

N/A
--------------------------------------------------------------------------------
Former Name if Applicable

11661 San Vicente Blvd., #707
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Los Angeles, CA  90049
--------------------------------------------------------------------------------
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)
----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

         |(a) The reason described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or
         |     expense
         |(b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, Form 11-K or Form NSAR, or portion
      [X]|     thereof,  will be filed on or before the  fifteenth  calendar day
         | following the prescribed due date; or the subject quarterly | report of transition report on Form 10-Q, or portion thereof will | be filed on or before the fifth calendar day following the
         |     prescribed due date; and
         |(c)  The  accountant's  statement  or other  exhibit  required by Rule
         |     12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
---------------------

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Due to a change in the Registrant's auditor, Registrant has had insufficient time to review the Annual Report on Form 10-K for the year ended December 31, 2003, and requests additional time to conduct that review.


PART IV -- OTHER INFORMATION
----------------------------

(1) Name and telephone number of person to contact in regard to this notification

         Mr. Robert M. Bernstein           (310)               208-5589
     -------------------------------   -------------   ------------------------
                 (Name)                 (Area Code)       (Telephone Number)

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
                                                             Yes [X]   No [ ]
     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             Yes [ ]   No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================


                           Material Technologies, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  March 29, 2004                           By  /s/ Robert M. Bernstein
    ---------------------------                   ------------------------------
                                                    Robert M. Bernstein, CEO


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
                                    ---------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1344 (02-02)